Exhibit 99.1

SMTC Corporation	NEWS RELEASE
www.smtc.com	Nasdaq: SMTX
investorrelations@smtc.com	Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Thursday, May 11, 2006

SMTC Reports First Quarter Results

Reports 22% Growth in Quarter Over Quarter Revenue and Fourth Consecutive

Quarter Of Profitability

TORONTO – May 11, 2006 — SMTC Corporation (1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $59.9 million and net income of $1.0 million, or $0.06 per share, for the first quarter ended April 2, 2006, compared with revenue of $49.1 million and a net loss of $2.6 million, or $0.18 per share, for the quarter ended April 3, 2005. In the fourth quarter of 2005, the Company reported revenue of $58.1 million and net income of $1.4 million, or $0.10 per share. Net income in the fourth quarter of 2005 included an income tax recovery of $0.6 million, or $0.04 per share.

“Our first quarter performance demonstrates our continuing progress to attain satisfactory financial results”, stated John Caldwell, President and Chief Executive Officer. “Growth in year over year quarterly revenue reflects the strength of our customers’ businesses and the positive effect of new customer programs coming on stream. Our improved earnings result from stronger revenue and mix of business.”

Gross profit for the first quarter of 2006 was $6.1 million, or 10.1% of revenue, compared with $4.9 million, or 8.4% of revenue, for the previous quarter and $2.0 million, or 4.1% of revenue, for the first quarter of 2005.

“Our first quarter results met our internal targets demonstrating our consistency in generating after tax profits and positive trending in revenue. As expected, we utilized approximately $6.0 million in cash to finance our growth and higher level of activity at the end of the quarter”, stated Jane Todd, Senior Vice President and Chief Financial Officer.

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“The Company affirms annual guidance provided last quarter indicating that 2006 will be a year of growth in both revenues and earnings”, stated John Caldwell.

(1)	Expressed in U.S. dollars

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services. The Company’s electronics manufacturing centers are located in; Boston, Massachusetts; San Jose, California; Toronto, Canada; and Chihuahua, Mexico, with a third party facility in Chang An, China. SMTC offers technology companies and electronics OEMs a full range of value-added services. SMTC supports the requirements of a growing, diversified OEM customer base primarily within the industrial, networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended
	April 2, 2006	April 3, 2005
Revenue	$59,907	$49,110

Cost of sales	53,842	47,109

Gross profit	6,065	2,001

Selling, general and administrative expenses,	3,912	3,402
Restructuring charges	0	104

Operating earnings (loss)	2,153	(1,505)

Interest	1,164	1,105

Earnings (loss) before income taxes	989	(2,610)

Income tax expense	38	33

Net earnings (loss)	$951	$(2,643)

Net earnings (loss) per share:
Basic	$0.06	$(0.18)
Diluted	$0.06	$(0.18)

Weighted average number of shares outstanding:
Basic	14,641,333	14,641,333
Diluted	14,825,301	14,641,333

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	April 2, 2006	December 31, 2005
	(unaudited)
Accounts receivable	$33,900	$26,899
Inventories	35,472	33,168
Prepaid expenses	2,133	1,698

	71,505	61,765
Property, plant and equipment	24,817	25,651
Other assets	1,707	2,010
Deferred income taxes	619	619

	$98,648	$90,045

Accounts payable	$34,110	$30,939
Accrued liabilities	12,102	13,849
Income taxes payable	1,149	1,203
Current portion of long-term debt	5,466	4,633
Current portion of capital lease obligations	1,116	1,542

	53,943	52,166
Long-term debt	29,672	23,857
Capital lease obligations	—	—
Shareholders’ equity	15,033	14,022

	$98,648	$90,045

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